EXHIBIT 10.8

Security Transfer Agreement

(Inventory)

BETWEEN

Silicon Valley Bank

3003 Tasman Drive,

Santa Clara

95054, CA

USA

– hereinafter referred to as "Bank" –

AND

Affimed GmbH

Im Neuenheimer Feld 582

69120 Heidelberg

Germany

- registered with the Commercial Register of the local court of Mannheim under registration number HRB 721206 -

– hereinafter referred to as "Affimed" –

– The Bank and Affimed hereinafter individually referred to as "Party" and collectively referred to as "Parties" -

Preamble

Reference is hereby made to a certain loan arrangement by and among (a) the Bank and (b) Affimed GmbH, a German limited liability company, which loan arrangement is evidenced by, among other documents, a certain Loan Agreement dated as of the date hereof between the Bank and Affimed GmbH (as may from time to time be further amended, modified, supplemented, or restated; hereinafter referred to as the “Loan Agreement”). Affimed is hereinafter also referred to as “Borrower”.

In order to secure, inter alia, its assumed obligations as a borrower under the Loan Agreement, Affimed agreed - among other securities - to provide to the Bank collateral by way of transferring / assigning its title in relation to its laboratory equipment, inventory, goods and warehouse stock to the Bank for security purposes pursuant to the terms and conditions of this agreement (the “Agreement”).

NOW, this stated above, the Parties agree on the following:

1.	Transfer of Title and Scope of the Security Assignment/Transfer

1.1	Affimed hereby assigns/transfers (übereignet) to the Bank its title and ownership relating to all of its present and future laboratory equipment, inventory, stock, goods, warehouse holding as well as any other material, office equipment, products and merchandise which are currently and will be in the future located at its business premises at Im Neuenheimer Feld 582, 69120 Heidelberg, Germany and located more specifically in the exact area as highlighted in Exhibit 1 (Territory Map - Lageplan) (hereinafter also referred to as the "Assignment"). The Bank accepts such Assignment. The assets assigned/transferred to the Bank pursuant to this Section 1.1 are hereinafter collectively referred to as the “Assets” and the business premises as further specified in sentence one and Exhibit 1 are hereinafter referred to as the “Security Area”.

1.2	The Assets currently located within the Security Area are assigned/transferred (übereignet) to the Bank upon execution of this Agreement. Moreover, the Parties agree that the title/ownership of any future Asset will be assigned / transferred to the Bank as soon as such Asset will be brought into the Security Area. The Assignment relates to and/or covers both full ownership as well as any potential co-ownership (Miteigentum) in relation to the Assets, as applicable.

1.3	The current status of the assigned Assets as of 31 October 2016 – including an indication of the relevant values - is attached hereto as Exhibit 2 (“Inventory List”). Affimed shall provide to the Bank no later than ten (10) Business Days (as defined in the Loan Agreement) after the end of each calendar quarter an updated Inventory List which shows all assigned Assets as of the end of the calendar quarter. The Parties agree for the avoidance of doubt that any and all Assets shall be assigned/transferred to the Bank under or pursuant to Section 1.1 above irrespective of whether the relevant Asset is mentioned in the Inventory List or not.

1.4	If Affimed has acquired or will acquire the Assets under certain conditions or under retention of title (Eigentumsvorbehalt), Affimed hereby assigns any and all present and future expectancy rights (Anwartschaftsrechte). Finally, any existing and future collateral with respect to the assigned Assets as well as all ancillary rights and/or claims (in particular but without limitation claims in connection with a loss or damage of the Assets against insurance companies or other third parties) and rights pertaining to any surrogates for any of the assigned Assets shall also be transferred to the Bank. The Bank accepts the assignment of any expectancy rights or ancillary rights or claims pursuant to this Section 1.4.

1.5	In order to replace the delivery (Übergabe) of the current and future Assets to the Bank Affimed hereby assigns to the Bank its present and future claims for delivery of the current and future Assets (Herausgabeansprüche) against any third parties who are or will be in immediate possession (unmittelbarer Besitz) of the Assets. The Bank accepts such assignment. If Affimed should obtain immediate possession of any current or future Assets (unmittelbarer Besitz), the Parties agree that the relevant Assets shall be stored by Affimed at no charge (unentgeltliche Verwahrung) in favour and in the interest of the Bank in order to replace the delivery required under German law.

1.6	The Bank acknowledges the existence of Technologiepark Heidelberg II GmbH & Co. KG’s first ranking statutory lien (Vermieterpfandrecht) on the Assets.

1.7	Provided that the Assignment of the Assets according to this Section 1 requires additional statements or actions, the Parties agree to promptly make such statements and/or to take such actions without any reservation.

2.	Security Purpose

The Assignment and any other collateral granted by Affimed to the Bank according to this Agreement shall secure all of the Obligations (as defined in the Loan Agreement) (the "Secured Obligations").

3.	Disposition Rights over the Assets (Verfügungen über das Sicherungsgut), Labeling of the Assets

3.1	Subject to and without limiting the terms and conditions of the Loan Agreement, Affimed shall remain entitled to dispose over the Assets in the ordinary course of business and to sell and transfer the Assets until such right of disposal (Verfügungsberechtigung) is revoked by the Bank. The Bank may revoke such right of disposal at any time and at its sole discretion if the requirements pursuant to Section 6 below are met.

3.2	In case the right of disposal is revoked by the Bank pursuant to Section 3.1 above, Affimed shall be required at the Bank’s request to either keep the Assets stored in the Security Area at its (Affimed’s) costs or to release the Assets to the Bank (Herausgabe) pursuant to Section 6 below. Moreover, the Bank may require and Affimed shall procure that – to the extent reasonably practical and feasible – the Assignment will then be labelled to the Assets in order to disclose to third parties that the Assets have been assigned to the Bank for security purposes and that the Bank is the owner of the Assets.

4.	Undertakings of Affimed

Without limiting the provisions of the Loan Agreement, Affimed hereby undertakes vis-à-vis the Bank:

4.1	not to (i) dispose of the Assets or (ii) remove or have removed the Assets out of the Security Area unless this is done in the ordinary course of business pursuant to Section 3.1 above or with the prior written consent of the Bank;

4.2	not to use any other warehouse, storage place, logistic provider or stockholder (Lagerhalter) not mentioned in Section 1.1 to store any current or future Assets without the prior written consent of the Bank (such consent not to be unreasonably withheld, conditioned or delayed);

4.3	to carefully store the Assets at all times and to keep the Assets at all times adequately insured against loss or damage or against any other risk which may reasonably be required by the Bank;

4.4	to promptly pay any outstanding purchase prices to sellers or suppliers in relation to the Assets if the Assets were purchased under retention of title or under the condition of the payment of the purchase price or to otherwise procure that any retention of title will lapse without undue delay (unverzüglich); the Parties agree for the avoidance of doubt that the Bank may at all times pay and discharge any outstanding purchase prices or liabilities owed to sellers or suppliers of Affimed at the costs (to the extent such costs are reasonable and proven) of Affimed in order to obtain the ownership in the relevant Assets; subject to such payment by the Bank Affimed hereby assigns to the Bank all of its present and future claims and rights under the relevant sales contracts it has against its sellers or suppliers, the Bank accepts such assignment;

4.5	to highlight the Assignment in its books and accounting records upon the request of the Bank and to refrain from anything which could prevent third parties - who may have a legitimate interest in knowing the Assignment - from obtaining knowledge about this security Assignment;

4.6	to immediately notify the Bank if the Bank’s rights in relation to the Assets are compromised or endangered by activity by a third party and to immediately provide the Bank with any and all information and documentation that the Bank requires to take legal actions or remedy against the action taken by the relevant third party, including but without limitation any actions in connection with a compulsory enforcement (Zwangsvollstreckung) and all other documents necessary for a defence against such action or compulsory enforcement. Affimed is obliged to immediately disclose to the relevant third party the existence of security rights of the Bank under this Agreement to the relevant creditor and other third parties. Affimed shall bear all reasonable and proven costs and out-of-pocket expenses and hold the Bank harmless for all activities of the defense connected therewith;

4.7	to grant the Bank and/or its representatives access to the Assets or procure that such access will be granted during normal business hours in order for the Bank to be able to (i) conduct checks in relation to the Assets or (ii) to take any other actions to secure the val-

ue of the Assets and to provide the Bank and/or its representatives in each case with any and all information requested by them; Affimed hereby grants an irrevocable power of attorney to the Bank to exercise any and all rights in the name of Affimed against the relevant stockholder or third party who is in possession of the Assets to get access to and/or take possession of the Assets;

4.8	to provide to the Bank at its request with all information, records and documents in relation to the Assets, in particular but without limitation information, records and documents contained in any inventory control/management systems or information relating to cases of damages or the value of the Assets;

4.9	to promptly make all due payments to Technologiepark Heidelberg II GmbH & Co. KG or stockholders regarding any rent or fee for the stocking of the Assets unless such payments are contested by Affimed in good faith and to provide the Bank at its reasonable request with sufficient proof of the relevant payments; the Parties agree for the avoidance of doubt that the Bank may at all times make any outstanding payments to landlords or stockholders of Affimed at the costs of Affimed in order to avoid any statutory or contractual lien in relation to the Assets in favour of those third parties;

4.10	to immediately provide the Bank at its request with all (additional) information and documents which may become and/or are necessary for perfecting and/or enforcing the Assignment; and

4.11	to comply with any and all other obligations stated elsewhere under this Agreement.

5.	Representation and Warranties

Affimed hereby represents and guarantees to the Bank by way of an independent guarantee statement according to Section 311 German Civil Code, that

5.1	– subject to the re-transfer of title under / termination of the existing Security Transfer Agreement dated 28 July 2014 between Affimed and PCOF 1, LLC (meanwhile being transferred from PCOF 1, LLC by Transfer Certificates, i.e. assumption of contract (Vertragsübernahme), dated 4 December 2014, 23 December 2015 and 27 June 2016 via Perceptive Credit Opportunities Fund, LP and PCOF Phoenix II Fund, LP to Perceptive Credit Holdings, LP) – (i) Affimed is (or will be upon the payment of the purchase price to the relevant sellers or suppliers) the sole owner of the Assets, (ii) Affimed is legally capable to freely dispose of the Assets, and (iii) the Assets are not encumbered with any third party rights (except for any encumbrances pursuant to statutory creditor rights such as a statutory lien in favour of the landlord and/or stockholder);

5.2	unless with the prior written approval of the Bank none of the products or merchandise sold or to be sold in the future by Affimed to its customers is or will be located at or held by any other warehouse, storage place, logistic provider or stockholder (Lagerhalter) not mentioned in Section 1.1 (it being understood that this shall not apply to any current and future products of Affimed to be provided to cooperation partners); and

5.3	there are currently no litigation, arbitration or administrative proceedings pending, in progress or about to start in relation to the Assets or which could threaten to restrain Affimed in respect of the entry into, performance or compliance with any of its obligations under this Agreement.

6.	Release of the Assets (Herausgabe)

6.1	The Bank is entitled to secure its legitimate interests and to revoke the right of disposal pursuant to Section 3 and to require the release of the Assets (Herausgabe) without any prior notice if any of the following occurs:

a.	Affimed is not disposing over the Assets in the ordinary course of business;

b.	Affimed is not carefully treating the Assets or is obviously acting against the legitimate interests of the Bank for example by damaging the Assets or by selling the Assets at dumping prices;

c.	Affimed has generally ceased to make payments or if an application for the opening of insolvency proceedings or similar proceedings is filed by it; or

d.	an Enforcement Event (as defined under Section 7 below) occurs.

6.2	If the Bank is entitled to ask for the release of the Assets (Herausgabe) the Bank may take any and all steps necessary or which the Bank deems appropriate in order to get immediate possession of the Assets, in particular by terminating contracts between Affimed and the relevant landlord or stockholder (Lagerhalter) on behalf of Affimed which hereby grants an irrevocable power of attorney to the Bank to do so.

7.	Realization ("Verwertung")

7.1	The Bank is entitled to realize/enforce the Assignment according to the following sub-sections:

7.2	Upon the earlier of (i) the occurrence of an Event of Default (as defined in the Loan Agreement) which is continuing and has not been waived by the Bank or (ii) the Bank making a demand for the due payment or discharge of the Secured Obligations (or any part of them) and such demand remains unpaid (hereinafter referred to as "Enforcement Event") and after the Bank has given Affimed reasonable notice of at least ten (10) Busi-

ness Days (as defined in the Loan Agreement) that the realization / enforcement of the Assignment is imminent (the "Enforcement Notice"), the Bank shall be entitled to

a.	take any and all steps necessary or which the Bank deems appropriate in order to prepare the sale of the Assets or any other way of realization of the Assignment; however, the Parties agree that the Bank does not assume any obligation as regards the sale of the Assets;

b.	require Affimed to provide to the Bank any documents in relation to the Assets;

c.	sell the Assets in total or in part either in its own name or in the name of Affimed;

d.	require Affimed to assist in any way in the sale of the Assets and/or to conduct the sale on the account of the Bank; and

e.	make – in the Bank’s sole discretion – arrangements with garnishees in relation to the Assets, in particular to grant deferred payments, discounts or reductions or to conclude settlements on behalf of Affimed.

The Enforcement Notice is not necessary if Affimed has ceased to make payments or if an application for the institution of insolvency proceedings or similar proceedings is filed by or against it.

7.3	The Bank is at all times entitled to reclaim complete records and documentation of the Assets from Affimed.

7.4	The Bank is entitled to freely choose between several Assets which one to realize/utilize but only to the extent necessary to fully satisfy all outstanding amounts under the Secured Obligations and taking into account the legitimate interests of Affimed. Affimed shall bear all reasonable and proven costs incurred in connection with the enforcement or realization of the Assignment.

7.5	Any proceeds of the realization of the Assignment shall – after payment of any applicable VAT – be used to cover any costs of the Bank incurred in connection with the enforcement of the Assignment and to discharge the Secured Obligations. Any remaining surplus shall be paid to Affimed.

7.6	The Bank may determine which of several security interests, if applicable, shall be used to satisfy the Secured Obligations, however taking into account the legitimate interests of Affimed.

8.	Security Release

9.1	After the occurrence of all of: (a) the Secured Obligations have been unconditionally and irrevocably repaid and discharged in full and (b) the Bank having no commitment or obligation to lend any further funds to the Borrower, the Bank shall immediately re-transfer all Assets to Affimed and surrender all other financial collateral granted under this Agreement. The Bank shall, however, remain entitled to transfer any security to a third party, as long as it is legally obliged to do so, for example, if a guarantor has made payments to the Bank on behalf of Affimed.

9.2	The Bank shall be obliged – even prior to the unconditional and irrevocable repayment and discharge of all the Secured Obligations – to partially re-transfer the Assets and/or, at the Bank's discretion, to release any other collateral granted to the Bank by Affimed according to this Agreement in whole or in part if and to the extent that the realizable value of all collateral permanently exceeds 110% of the value of the Secured Obligations (plus any VAT). In case the total value of the collateral should permanently fall below the afore-mentioned threshold of 110%, Affimed shall be obliged to re-transfer such assigned Claims to the Bank or, at the Bank’s discretion, provide other collateral to the Bank which had been previously released pursuant to the provisions in this paragraph to the extent necessary to cover the deficit. Affimed shall bear any and all reasonable and proven costs incurred in connection with the re-transfer of the Assets or the release of any other collateral in accordance with this Section 8.

9.3	The realizable value of the Assets corresponds to the retail price (Verkaufspreis) which the Bank could realize in case of a potential insolvency of Affimed or – if such retail price is indeterminate – the wholesale price (Einkaufspreis) of the Assets in each case minus (i) a lump-sum deduction of 30% to cover a reduction due to a forced sale and (ii) the value of which the Assets are encumbered by any outstanding third party rights in relation to existing or potential claims asserted by landlords, stockholders, sellers and/or suppliers. In case the Parties have different views of the valuation of the assigned claims, the decision shall be made by a chartered accountant to be mutually appointed by the Parties or – if the Parties cannot agree on a person or an accounting firm – by an expert to be appointed by the Institute of Chartered Accountants in Germany (IDW), Dusseldorf. The costs of such dispute resolution shall be borne by the respective parties in accordance with section 91 et seq. of the German Code of Civil Procedure (ZPO).

9.	Indemnity

9.1	The Bank shall not be liable for any loss or damage suffered by Affimed save in respect of such loss or damage which is suffered as a result of gross negligence or willful misconduct of the Bank or any of its directors, officers, employees, agents, attorneys or the persons representing the Bank.

9.2	Affimed shall indemnify the Bank and keep the Bank indemnified against any losses, actions, claims, expenses, demands and liabilities which is suffered or incurredby the Bank as a result of, following from, consequential to, or arising from a breach of Affimed's obligations or undertakings pursuant to this Agreement except for any losses, actions, claims, expenses, demands and liabilities which is suffered or incurred by the Bank as a result of, following from, consequential to, or arising from gross negligence or willful misconduct of the Bank or any of its directors, officers, employees, agents, attorneys or the persons representing the Bank.

10.	Assignment

The Bank shall be entitled to assign or otherwise transfer any and all of its rights and duties under this Agreement as well as the entire Agreement to a third party to the extent that the Bank transfers its rights under the Secured Obligations to such third party. Affimed shall not be entitled to assign or transfer its rights under this Agreement to any third party.

11.	Continuing Security

This Agreement shall create a continuing security and no change or amendment whatsoever in any document or agreement related to it, nor (in deviation of Section 418 German Civil Code (BGB)) any assumption of debt (Schuldübernahme) in relation to the Secured Obligations, shall affect the validity or scope of this Agreement or the obligations which are imposed on Affimed pursuant to it.

12.	Condition Precedent

This Agreement is entered into under the condition precedent (aufschiebende Bedingung) of the valid re-transfer of title under / termination of the existing Security Transfer Agreement dated 28 July 2014 between Affimed and PCOF 1, LLC (meanwhile being transferred from PCOF 1, LLC by Transfer Certificates, i.e. assumption of contract (Vertragsübernahme), dated 4 December 2014, 23 December 2015 and 27 June 2016 via Perceptive Credit Opportunities Fund, LP and PCOF Phoenix II Fund, LP to Perceptive Credit Holdings, LP).

13.	Independence

This Agreement is independent from any other security or guarantee which may have been or will be given to the Bank with respect to any obligation of the Borrower. None of such other security shall prejudice, or shall be prejudiced by this Agreement.

14.	Final Provisions

14.1	This Agreement (together with the Exhibits hereto) contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto. In case of any discrepancies between this Agreement and the provisions of the Loan Agreement the provisions of the Loan Agreement shall – to the extent legally permissible – prevail.

14.2	Any amendment or supplement to or modification of this Agreement (including the Exhibits hereto), including this provision, shall be valid only if made in writing, except where a stricter form (e.g. notarization) is required under applicable law. For the avoidance of doubt, this provision also applies to a waiver of any right or claim any Party may have under this Agreement.

14.3	This Agreement is written in the English language (except that the Exhibits may be in the German language in whole or in part). Terms to which a German translation has been added in parentheses shall be interpreted pursuant to the meaning assigned to them in German.

14.4	This Agreement shall be governed by and construed in accordance with the substantive laws of the Federal Republic of Germany, even if the German conflict of laws provisions should refer to another legal system. The courts of Frankfurt/Main, Germany shall have exclusive jurisdiction.

14.5	Should any provision of this Agreement be or become invalid, ineffective or unenforceable in whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall, to the extent permitted by law, be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of such invalid, ineffective or unenforceable provision. The aforesaid shall apply mutatis mutandis to any gap in this Agreement.

SILICON VALLEY BANK	Affimed GmbH

30 November 2016	30 November 2016
Place, Date	Place, Date

By: /s/ Nooman Haque	By: /s/ Florian Fischer
Name: Nooman Haque	Name: Dr. Florian Fischer
Title: Director of Life Sciences	Title: Managing Director (Geschäftsführer)

By: /s/ Jörg Windisch
Name: Dr. Jörg Windisch
Title: Managing Director (Geschäftsführer)

Exhibit 1

- Territory Map (Lageplan) -

INF 585
INF 584
Gebäude B
INF 581
Gebäude D
INF 583
INF 582
INF 580
Gebäude A
INF 517-519
INF 515

TECHNOLOGIEPARK HEIDELBERG
- BIOPARK -

3. BAUABSCHNITT

Anlage (1)
5 Seiten

LAGEPLAN M 1:1500

ARCHITEKTEN KUHLMANN
69115 HEIDELBERG VANGEROWSTRASSE 14
TEL. 06221 / 602313 - FAX: 06221 / 164547
eMail: Architekten.Kuhlmann@t-online.de

ERSTELLT:		PLOTT-DATUM	PLOT-NR.
02.03.00		03.03.00	18

Exhibit 2

- Inventory List -